EXHIBIT 10.1

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this 29th day of October, 2004, by and between Novell, Inc. (the “Company”) and Christopher M. Stone (“Executive”).

WHEREAS, Executive formerly was employed by the Company as Vice Chairman, Office of the CEO;

WHEREAS, Executive and Company entered into the Severance Agreement, dated March 25 2003, (the “Severance Agreement”) which provides for certain benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Severance Agreement;

WHEREAS, Executive and Company agree that such Severance Agreement shall be declared null and void and shall be superseded by this Separation of Employment Agreement and General Release (the “Agreement”);

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective Friday, November 5, 2004 (“Date of Resignation”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them;

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. Release by Executive:

(a) Executive, for and in consideration of the commitments of the Company as set forth in Section 7 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII

of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, Chapter 151B of the General Laws of Massachusetts, the Massachusetts Civil Rights Act and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, and subject to the provisions of Section 14 below, Executive represents and affirms that Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; (ii) Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

2. Restrictive Covenants: In consideration of the Company’s agreements as set forth in Section 7 herein, Executive agrees to comply with the following limitations:

(a) Covenant not to Compete.

(i) Executive agrees that, for the period beginning on the Date of Resignation and ending on May 15, 2006 (the “Restricted Period”), he shall not, directly or through another person or entity, engage in (whether as an employee, consultant, proprietor, partner, director or otherwise) or cause another to become engaged in on Executive’s behalf, or have any ownership interest in, or participate in a financing, the operation, or the management or control of, any person, firm, corporation or business that engages in a Restricted Business in a Restricted Territory (as such terms are defined below), without the prior written consent of the Senior Vice President of People of the Company. For purposes of this Section 2, ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this Section 2;

(ii) For purposes of this Section 2, “Restricted Business” means the design, development, manufacture, marketing, sale or support of hardware, software, or consulting products, services or other offerings of the type designed, developed, manufactured, marketed, sold or supported by the Company or as proposed to be designed, developed, manufactured, marketed, sold or supported by the Company

(iii) For purposes of this Section 2, “Restricted Territory” means the counties, towns, cities or states of any country in which the Company operates or does business.

(b) Covenant not to Solicit Employees: For the duration of the Restricted Period, unless Executive receives prior written permission from the Company’s Senior Vice President of People, Executive agrees that he shall not, directly or or through another person or entity, alone or as a partner, joint venturer, consultant, officer, director, investor, employee, agent, independent contractor or otherwise on behalf of any person or entity, with respect to any Company Employee (as defined below):

(i) hire, attempt to hire, cause to be hired or aid in the hiring of a Company Employee;

(ii) recruit, attempt to recruit, cause to be recruited or aid in the recruiting of a Company Employee;

(iii) solicit, attempt to solicit, cause to be solicited or aid in the solicitation of a Company Employee;

(iv) interfere with the Company’s employment of, attempt to interfere with the Company’s employment of, cause the interference with the Company’s employment of or aid in the interference with the Company’s employment of a Company Employee;

(v) endeavor to entice away, cause the enticement away or aid in the enticement away of a Company Employee from the Company; or

(vi) participate in, become involved in, aid or cause any communications or contacts with any Company Employee (or any person acting on such Company Employee’s behalf), without regard to whether the Employee, the Company Employee or anyone acting on Company Employee’s behalf initiates such communications or contacts, concerning:

(A) potential employment with any person or entity other than the Company;

(B) terms and conditions of employment with any person or entity other than the Company or

(C) job opportunities with any person or entity other than the Company.

(vii) For purposes of this Section 2, “Company Employee” shall mean (A) any employee of the Company; or (B) any person whose employment with the Company terminated for any reason within two months of any activity prohibited by this Section 2.

(c) Non-solicitation of Customers.

(i) For the duration of the Restricted Period, unless Executive receives prior written permission from the Company’s Senior Vice President of People, Executive agrees that he shall not, directly or through another person or entity, alone or as a partner, joint venturer, consultant, officer, director, investor, employee, agent, independent contractor or otherwise on behalf of any person or entity, with respect to the business or prospective business of any Company Customer/Partner (as defined below):

(A) solicit, divert or take away or cause the solicitation, diversion or taking away from the Company such business or prospective business;

(B) attempt to solicit, divert or take away, or cause the solicitation, diversion or taking away from the Company such business or prospective business;

(C) assist any person or entity to solicit, divert or take away or from the Company such business or prospective business;

(D) attempt to assist any person or entity to solicit, divert or take away from the Company such business or prospective business;

(E) solicit, attempt to solicit or assist any person or entity to solicit or attempt to assist any person or entity to solicit the business of any entity which is a prospective Company Customer/Partner, as of the time of Executive’s separation of employment from the Company; or

(F) interfere with, attempt to interfere with, assist any person or entity to interfere with, cause the interference with, or attempt to assist any person or entity to interfere with or attempt to cause the interference with any existing relationships between the Company and any Company Customer/Partner.

(ii) For purposes of this Section 2, “Company Customer/Partner” shall mean any person or entity (other than a Company Employee) with which the Company conducts business, for which the Company performs services or with which the Company maintains a business relationship including, without limitation, any customer, partner, licensee, supplier, vendor, distributor, dealer or manufacturer.

(d) Nondisclosure of Confidential Information. Executive shall not use and shall not disclose all Confidential Information and Corporate Records of the Company and all Confidential Information and Corporate Records entrusted to the Company and shall continue to comply with the terms and conditions of all Executive’s post-termination obligations set forth in any/all applicable confidentiality agreement(s) between Executive and the Company. For purposes of this Agreement “Confidential Information” means information owned or held by Novell, or entrusted to Novell by third parties under obligation of confidentiality, which is not generally known to the public. Information that consists of a combination or compilation of information shall not be deemed a matter of public knowledge even if some or all of that information is a matter of public knowledge unless both the individual pieces of information and the combination or compilation are matters of public knowledge. “Confidential Information” may include, without limitation:

(i) Computer software (including source code and object code), hardware, firmware and documentation;

(ii) technical information concerning products and services, including product data and specifications, diagrams, flow charts, drawings, test results, algorithms, know-how, processes, inventions, research projects and product development;

(iii) business information, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists and customer information (including pricing, preferences, discounts and contracts, purchasing techniques, supplier lists, supplier information (including pricing, preferences, discounts and contracts), marketing information and advertising and business strategies;

(iv) employee information, including their compensation, strengths, weaknesses and skills, Company recruiting strategies and goals and Company hiring criteria;

(v) other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the business of the owner or discloser of the information; and

(vi) other information not generally known to the public which is of independent economic value to the owner of discloser of the information.

3. Nondisparagement:

(a) By Executive. Executive agrees that he will not disparage or criticize the Company, or make any statement reflecting negatively on the Company, or any of its officers, directors, employees, executives, agents or representatives, including, without limitation, any disparaging or critical statement relating to the products, strategy, operation or management of the Company, Executive’s employment with the Company and/or Executive’s separation of employment from the Company;

(b) By the Company. The Company agrees that its Board of Directors and Worldwide Management Committee, whether acting individually or in concert, will not disparage or criticize Executive, or make any statement reflecting negatively on Executive including, without limitation, any disparaging or critical statement addressing Executive’s employment and/or separation of employment from the Company.

4. Confidentiality of This Agreement:

(a) The nature and terms of this Agreement, the Agreement itself, any discussions and/or negotiations relating to this Agreement, the circumstances giving rise to this Agreement and the consideration paid hereunder shall be treated by Executive as strictly confidential. As a material inducement to the Company’s entering into this Agreement, Executive agrees not to make any disclosure, directly or indirectly, of the nature or terms of this Agreement or of the consideration paid hereunder, to any person or entity (other than Executive’s immediate family members, legal advisor and/or financial advisor), except by express written permission signed by the Company’s Senior Vice President of People or by order of a court with competent jurisdiction over the party from whom disclosure is required. Executive acknowledges and agrees that the foregoing representations are essential and material to this Agreement. Executive acknowledges and agrees, without characterizing any other provision of (or breach of) this agreement, that a violation of any of the provisions of this Section 4 will constitute a material breach of this Agreement. The Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law.

(b) Nothing in this Agreement shall prohibit or restrict Executive or the Company from (i) providing information to, testifying or otherwise assisting in an investigation or proceeding brought by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any other federal or state regulatory, administrative or law enforcement agency; (ii) providing information to or assisting in an investigation by the Company’s designated legal, compliance and/or human resources officers; or any member or committee of Congress; or (iii) filing or testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any rule or regulation of the Securities and Exchange Commission, or any provision of Federal, state or municipal law relating to the prosecution of fraud. However, Executive will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any such proceeding in which Executive participates. This provision shall not restrict the Company from any disclosure necessary to prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances. Executive agrees both to immediately notify the Company upon receipt of any court order, subpoena or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company. Such notice must be sent to: Attention: Joseph LaSala, Esq., Novell, Inc., 404 Wyman Street, Waltham, MA 02451.

5. Public Announcement: The Company and Executive agree to make the public announcement of Executive’s departure from Company as set forth in Exhibit A attached hereto.

6. Separation Payment: On the Date of Resignation, the Company will provide Executive a payment reflecting (a) all salary earned and unpaid through the Date of Resignation; (b) all earned and unused Flexible Time Off accrued through the Date of Resignation.

7. Consideration:

(a) In consideration for Executive’s agreement as set forth herein, provided this Agreement is not revoked pursuant to Section 14 hereof, and subject to the limitations set forth in Section 12, the Company agrees to provide Executive the following payments and benefits:

(i) Payments:

(A) Six Hundred Thousand Dollars ($600,000.00), less applicable withholdings, to be paid in twenty-four (24) equal bi-monthly installments starting on the first regular payroll date following the Date of Resignation, each to be paid in accordance with the Company’s ordinary payroll practices;

(B) Two Hundred and Fifty Thousand Dollars ($250,000.00), less applicable withholdings, to be paid in one lump sum on the date that is the earlier of: (a) five (5) business days of the date that Executive’s annual discretionary bonus would have been paid for the Company’s Fiscal Year 2004 pursuant to the terms of the Novell, Inc. Annual Bonus Program for the Fiscal Year 2004, had Executive remained employed by the Company; or (b) December 15, 2004;

(C) Two Hundred and Fifty Thousand Dollars ($250,000.00), less applicable withholdings, to be paid in one lump sum on a date no earlier than December 15, 2005 and no later than December 31, 2005;

(D) Nine Hundred Thousand Dollars ($900,000.00), less applicable withholdings, to be paid in one lump sum on May 16, 2006.

(ii) Continued Health Benefits Coverage:

(A) The Company agrees to continue the health, dental and vision benefits insurance coverage in effect on the Date of Resignation (or generally comparable coverage) for Executive and, where applicable, for Executive’s spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during the period beginning on the Date of Resignation and ending on the earlier of (1) the date Executive becomes covered by health benefits insurance through a successor employer or (2) May 15, 2006.

(B) For purposes of administering this Section 6(a)(ii), Executive agrees that, no later than fifteen (15) calendar days prior to engaging in employment with a successor employer, he will notify the Senior Vice President of People for the Company of the identity of and his intended starting date with such successor employer.

(b) Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Company and certain restrictive covenants, Executive would only have been entitled to the payments provided in the Company’s standard severance pay plan for employees.

8. Accord and Satisfaction: Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in this Agreement, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.

9. Entire Agreement: Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to him under any employment agreement or offer letter Executive has with the Company and, further, that this Agreement supersedes the Severance Agreement, any agreement between Executive and the Company respecting restricted stock, and/or any employment agreement or offer letter Executive has with the Company. Notwithstanding the foregoing, this Agreement shall not supersede, alter or affect the agreements between Executive and the Company respecting Stock Options, which shall remain in full force and effect in accordance with their respective terms. To the extent not inconsistent with this Agreement, any and all remaining prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect. Further, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of his employment, his employment agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement.

10. Return of Company Property: Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers. As of the Date of Resignation, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

11. No Liability: The parties agree and acknowledge that the agreements by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

12. Remedies:

(a) Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, the termination of the Company’s obligation to provide consideration under this Agreement and/or the Company’s exercise of its right to seek repayment of consideration shall not impair the Releasees’ right to seek any and all additional appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

(b) Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

13. Governing Law: This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

14. Executive certifies and acknowledges as follows:

(a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to him and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided him with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to him; and

(f) Executive acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

15. Assignment: Executive agrees that he may not assign his obligations pursuant to this Agreement. The Company agrees that its obligations and benefits hereunder will inure to its successors and assigns.

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this              day of October, 2004.

/s/ Christopher M. Stone
Christopher M. Stone

NOVELL, INC.

By:	/s/ Alan J. Friedman
Name:	Alan J. Friedman
Title:	Senior Vice President of People

EXHIBIT A

•	Mutually agreed-to statement to be issued by Company announcing Executive’s departure from the Company

Novell today announced that Chris Stone, Vice Chairman, Office of the CEO, has left the Company to pursue other opportunities. No successor was announced.

Stone has been with Novell since March 2002 and has been instrumental in leading Novell’s strategic direction, particularly the Company’s open source and Identity Management initiatives. “We thank Chris for his service to Novell over the last two and one half years,” said Jack L. Messman, President and CEO. “He made significant contributions to changes in our strategic direction, and his vision and energy will be missed. We wish him well.”

•	Mutually agreed-to statement to be issued by Executive announcing Executive’s departure from the Company

“It is with some regret that I have decided to leave Novell and pursue other professional opportunities. I am proud of my work and accomplishments at Novell, but now is the time in my career to do something else and I look forward to new challenges. Novell is strategically well-positioned to remain a viable and significant vendor in the enterprise software space. I wish the Company and all of its outstanding employees nothing but success.”